EXHIBIT 99.77(I)


                          LORD ABBETT SECURITIES TRUST

Item 77I: Terms of new or amended securities

AMENDMENTS TO REGISTRANT'S DECLARATION AND AGREEMENT OF TRUST

An Amendment to the Declaration and Agreement of Trust dated as of March 19, 2008 for the Lord Abbett Securities Trust is hereby incorporated by reference to Post-Effective Amendment No. 56 to the Trust's Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission on April 2, 2008. The Amendment established a new series of shares of the Trust to be designated the "Lord Abbett International Dividend Income Fund" and established the following classes of the Lord Abbett International Dividend Income Fund: Class A, Class B, Class C, Class F, Class I, Class R2 and Class R3.